Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations/Corporate Communications

302/498-6944

Incyte Announces Proposed Offering of $250 Million

Convertible Senior Notes

Wilmington, DE — September 22, 2009 —Incyte Corporation (Nasdaq: INCY) today announced that it intends to offer, subject to market and other conditions, up to $250 million aggregate principal amount of Convertible Senior Notes due 2015 in a private placement to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933.  The notes will bear interest, and will be convertible, in certain circumstances, into shares of Incyte’s common stock, at a rate and price to be determined.  Incyte expects to grant the initial purchasers an option to purchase up to an additional $37.5 million aggregate principal amount of the notes.

The Company intends to use the net proceeds of this offering to fund the escrow account to provide security for the first six scheduled semi-annual interest payments on the notes, to repurchase or otherwise retire outstanding debt, including the Company’s 3½% convertible senior notes due 2011 and 3½% convertible subordinated notes due 2011, through open market transactions, negotiated transactions or otherwise, and, to the extent not used to repurchase or otherwise retire outstanding debt, for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.  The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the intended use of net proceeds from the offering, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including satisfaction of the conditions to closing of the offering, uncertainties associated with the repurchase and retirement of outstanding debt, unanticipated costs in research and development efforts or other unanticipated cash requirements, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Incyte disclaims any intent or obligation to update these forward-looking statements.